Exhibit 99.1

Phio Pharmaceuticals Announces Appointment of

Robert Bitterman as Executive Chairman

MARLBOROUGH, Mass., Sept. 29, 2022 /PRNewswire/ -- Phio Pharmaceuticals Corp. (Nasdaq: PHIO), a clinical stage biotechnology company developing the next generation of therapeutics based on its proprietary self-delivering RNAi (INTASYL™) therapeutic platform, today announced the appointment of Robert Bitterman as interim Executive Chairman of the Board of Directors (the “Board”). As Executive Chairman, Mr. Bitterman will assume the duties of principal executive officer and principal financial officer and will lead all aspects of the Company’s operations. Mr. Bitterman has served as a director on the Company’s Board since 2012 and brings 25 years of executive leadership experience in the pharmaceutical and biologic life science industry coupled with prior experience in senior financial and investor relations roles.

The Company is also pleased to announce the appointment of Robert Ferrara as Lead Independent Director of the Board. Mr. Ferrara currently serves as the Chairman of the Audit Committee of the Board. With his appointment, Mr. Ferrara will assume the duties and responsibilities of Lead Independent Director. Mr. Ferrara has served as a director on the Company’s Board since 2019 and has held numerous senior executive level financial positions in both domestic and international public and private companies in a variety of industries, including pharmaceuticals and life sciences. Mr. Ferrara is a Certified Public Accountant and earned a BS degree in accounting from Lehigh University.

About Phio Pharmaceuticals Corp.

Phio Pharmaceuticals Corp. (Nasdaq: PHIO) is a clinical stage biotechnology company developing the next generation of immuno-oncology therapeutics based on its self-delivering RNAi (INTASYL™) therapeutic platform. The Company's efforts are focused on silencing tumor-induced suppression of the immune system through its proprietary INTASYL platform with utility in immune cells and the tumor microenvironment. The Company's goal is to develop powerful INTASYL therapeutic compounds that can weaponize immune effector cells to overcome tumor immune escape, thereby providing patients a powerful new treatment option that goes beyond current treatment modalities. For additional information, visit the Company's website, www.phiopharma.com.

Contact Phio Pharmaceuticals Corp.
ir@phiopharma.com

Investor Contact
Ashley R. Robinson
LifeSci Advisors
arr@lifesciadvisors.com